UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

June 11, 2013

Date of Report (Date of earliest event reported)

Smith & Wesson Holding Corporation

(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2100 Roosevelt Avenue

Springfield, Massachusetts

01104

(Address of Principal Executive Offices) (Zip Code)

(800) 331-0852

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Amendment No. 1 to the Current Report on Form 8-K amends our Current Report on Form 8-K dated June 11, 2013, originally filed with the Securities and Exchange Commission on June 13, 2013. The Company is filing this Amendment No. 1 to update certain disclosures therein under Item 1.01 and to add disclosures under Items 2.03 and 9.01 with respect to the closing of our sale and exchange of senior notes.

Item 1.01.	Entry into a Material Definitive Agreement.

On June 17, 2013, we issued an aggregate of $75.0 million of our new 5.875% Senior Notes due 2017 (the “New Notes”) in exchange for approximately $42.8 million of our 9.50% Senior Notes due 2016 (the “Existing Notes”) from existing holders of such notes and the purchase by certain of such holders of additional New Notes for cash (the “Note Exchange and Purchase”), pursuant to the terms and conditions of exchange and purchase agreements, each dated as of June 11, 2013, entered into by and between us and the institutional investors party thereto (collectively, the “Exchange and Purchase Agreements”). The Note Exchange and Purchase resulted in net cash to us totaling approximately $25.0 million. The New Notes were issued without registration in reliance on the exemption provided by Section 4(a)(2) of the Securities Act of 1933, as amended.

The New Notes were issued pursuant to the terms and conditions of an indenture (the “Indenture”), dated as of June 17, 2013, between us and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). We are entitled to exchange or issue additional notes pursuant to the Indenture (such additional notes together with the New Notes, the “Notes”). We currently have no commitments or understandings to issue additional notes.

The outstanding Notes pay interest on June 15 and December 15 of each year, beginning on December 15, 2013, at an annual rate of 5.875% of the unpaid principal amount. If an event of default occurs, the Trustee under the Indenture or holders of no less than 25% in principal amount of the outstanding Notes may accelerate the payment on the principal amount and any accrued and unpaid interest. Events of default include, among other events, a default in payment on the Notes, and our breach of the covenants described below.

At any time prior to June 15, 2015, we may, at our option (a) upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at the redemption price of 100% of the principal amount of the Notes, plus an applicable premium, plus accrued and unpaid interest as of the redemption date; or (b) redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of one or more equity offerings at a redemption price of 105.875% of the principal amount of the Notes, plus accrued and unpaid interest as of the redemption date; provided that in the case of the foregoing clause, at least 65% of the aggregate original principal amount of the Notes remains outstanding, and the redemption occurs within 60 days after the closing of the equity offering. On and after June 15, 2015, we may, at our option, upon not less than 30 nor more than 60 days’ prior notice, redeem all or a portion of the Notes at the redemption price of (a) 102.9375% of the principal amount of the Notes to be redeemed, if redeemed during the 12-month period beginning on June 15, 2015; or (b) 100% of the principal amount of the Notes to be redeemed, if redeemed during the 12-month period beginning on June 15, 2016, plus, in either case, accrued and unpaid interest on the Notes as of the applicable redemption date. Subject to certain restrictions and conditions, we may be required to make an offer to repurchase the Notes from the holders of the Notes in connection with a change of control or disposition of assets. If not redeemed by us or repaid pursuant to the holders’ right to require repurchase, the Notes mature on June 15, 2017.

The Notes are general senior unsecured obligations of our company. The Indenture contains certain affirmative and negative covenants, including limitations on restricted payments, limitations on indebtedness, limitations on the sale of assets, and limitations on liens.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Indenture and the Exchange and Purchase Agreements, and is subject to and qualified in its entirety by reference to the full text of such documents, which are filed herewith as Exhibits 4.30 and 10.103, respectively, and are hereby incorporated by reference into this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03 with respect to the terms and sale of the Notes.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit Number	Exhibits

4.30	Indenture, dated as of June 17, 2013, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

10.103	Form of Exchange and Purchase Agreement by and among Smith & Wesson Holding Corporation and the investors party thereto

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION

Date: June 17, 2013	By:	/s/ Jeffrey D. Buchanan
Jeffrey D. Buchanan
Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

4.30	Indenture, dated as of June 17, 2013, among Smith & Wesson Holding Corporation and The Bank of New York Mellon Trust Company, N.A., as Trustee

10.103	Form of Exchange and Purchase Agreement by and among Smith & Wesson Holding Corporation and the investors party thereto